Exhibit 99.1

August 1, 2024

Jefferies Completes Sale of OpNet Operations to Wind Tre

NEW YORK — (BUSINESS WIRE) — Jefferies Financial Group Inc. (NYSE: JEF) announced today the completion of the sale by OpNet S.p.A (the Italian wireless broadband provider formerly known as Linkem) of substantially all of OpNet’s operations to Wind Tre S.p.A. (Wind Tre), a subsidiary of CK Hutchison Group Telecom Holdings Ltd. Under the terms of the sale, which was disclosed in February 2024, Jefferies will receive net cash proceeds of approximately $317 million between the August 1, 2024 closing date and the first half of 2025. The closing of the sale will not have a meaningful net impact on our operating profit.

Rich Handler, CEO of Jefferies, and Brian Friedman, President of Jefferies, commented: “We are pleased to complete the sale of OpNet’s operation to Wind Tre, the last in a series of transactions that monetized a substantial portion of our legacy merchant-banking assets. Achieving that goal further accelerates our efforts to build the very best ‘pure play’ global Investment Banking and Capital Markets firm.”

About Jefferies Financial Group Inc.

Jefferies is a leading global, full-service investment banking and capital markets firm that provides advisory, sales and trading, research and wealth and asset management services. With more than 47 offices in 21 countries around the world, we offer insights and expertise to investors, companies and governments.

Forward-Looking Statements

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Therefore, it should not be assumed that future performance of any specific investment or investment strategy will be profitable or equal the corresponding indicated performance level(s).

Contacts

Media Inquiries

Jonathan Freedman (212) 284-2300

MediaContact@Jefferies.com

Source: Jefferies Financial Group Inc.